Exhibit 4.1

March 14, 16

CONFIDENTIAL

Nicholas Yates
Chairman
Fresh Healthy Vending International, Inc.
2620 Financial Court, Suite 100
San Diego, CA 92121

Re:            Private Placement & Subsequent Public Offering

Dear Mr. Yates:

This letter (the “Agreement”) constitutes the agreement between Fresh Healthy Vending International, Inc. (the “Company”) and Joseph Gunnar & Co., LLC (“Joseph Gunnar”) that Joseph Gunnar shall, subject to the terms hereof, serve as (i) the exclusive placement agent and investment banker for the Company in connection with an offer and placement, on a best efforts basis, (the “Private Placement”) of approximately $2 million or greater of debt or securities of the Company (the “Securities”) and, (ii) the sole book-runner for the underwriting of a registered public offering on a firm commitment basis (the “ Public Offering”) of common stock (the “Common Stock”) by the Company.  The terms of the Private Placement and the Public Offering shall be mutually agreed upon by the Company and the investors and nothing herein implies that Joseph Gunnar has or would have the authority to bind the Company or an obligation of the Company to issue any Securities or Common Stock or to complete the Private Placement or the Public Offering. Likewise, the Company expressly acknowledges and agrees that the execution of this Agreement does not constitute a commitment by Joseph Gunnar to purchase the Securities or Common Stock and does not ensure the successful placement of the Securities, the completion of the Public Offering or the securing of any other financing on behalf of the Company.

PRIVATE PLACEMENT

A.	Term and Termination of Engagement. The term (the “Private Placement Term”) of Joseph Gunnar’s engagement in connection with the Private Placement will begin on the date hereof and end on the earlier of the consummation of the Private Placement or 30 days from the date hereof; provided that notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company’s obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement.
B.	Fees. The Company shall pay to Joseph Gunnar the following compensation:

1.	Placement Agent’s Fee. The Company shall pay to Joseph Gunnar a cash placement fee (the “Placement Agent’s Closing Fee”) equal to (i) in the case of a debt financing, *% of the total credit facility(s) placed in the Private Placement, or (ii) in the case of an equity or convertible debt financing, *% of the aggregate gross proceeds from the Private Placement. The Placement Agent’s Closing Fee shall be paid at the closing of the Private Placement (the “Private Placement Closing”) from the gross proceeds of the Securities sold. Notwithstanding the foregoing, the Parties acknowledge that the Company shall not issue promissory notes convertible at adjustable conversion prices.
30 Broad Street, 11th Floor • New York, NY 10004
Securities Brokerage • Investment Banking Tel: 212.440.9600 • 888.248.6627 • Fax: 212.440.9634
Member FINRA • SIPC

2.	Warrants. As additional compensation, the Company shall issue to Joseph Gunnar or its designees at the Private Placement Closing, warrants (the “Placement Agent’s Warrants”) to purchase that number of shares of common stock of the Company (“Shares”) equal to *% of the gross proceeds of the Private Placement divided by the market price of the Company’s shares at the Private Placement Closing. The Placement Agent’s Warrants shall have the same terms, including exercise price and registration rights, as the warrants issued to lenders or investors (“Lenders”) in the Private Placement. If no warrants are issued to Lenders, the Placement Agent’s Warrants shall have an exercise price equal to *% of the market price of the Company’s shares at the Private Placement Closing, an exercise period of four years and one-time “piggyback” registration rights (unless Rule 144 is then available for such proposed piggyback sale).

C.	Fee Tail. Joseph Gunnar shall be entitled to a Placement Agent’s Fee and Placement Agent’s Warrants, calculated in the manner provided in Paragraph B, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom Joseph Gunnar had introduced, directly or indirectly, to the Company during the Private Placement Term, if such Tail Financing is consummated at any time up until 18-months following the expiration or termination of this Agreement (the “Tail Period”).
D.	Future Transactions. If within the 12-month period following consummation of the Private Placement of at least $2 million in gross proceeds, the Company or any of its subsidiaries (i) decides to dispose of or acquire business units or acquire any of its outstanding securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off, and the Company decides to retain a financial advisor for such transaction, Joseph Gunnar (or any affiliate designated by Joseph Gunnar) shall have the right to act as the Company’s exclusive financial advisor for any such transaction; or (ii) decides to finance or refinance any indebtedness using a manager or agent, Joseph Gunnar (or any affiliate designated by Joseph Gunnar) shall have the right to act sole investment banker, sole book-runner and/or sole placement agent, at Joseph Gunnar’s sole discretion, with respect to such financing or refinancing; or (iii) decides to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, Joseph Gunnar (or any affiliate designated by Joseph Gunnar) shall have the right to act as exclusive financial advisor, sole investment banker, sole book-runner and/or sole placement agent, at Joseph Gunnar’s sole discretion, for such financing. If Joseph Gunnar or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for fees customary to Joseph Gunnar for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction. Joseph Gunnar shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation. If Joseph Gunnar refuses such engagement, the Company shall be free to engage other financial advisors and no additional fees shall be due to Joseph Gunnar in connection with any such transaction, provided that any such refusal shall not adversely affect Joseph Gunnar’s right with respect to any other transaction during the 12-month period agreed to above.
E.	Use of Information. The Company will furnish Joseph Gunnar such written information as Joseph Gunnar reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, Joseph Gunnar will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to an Private Placement and that Joseph Gunnar does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to an Private Placement, including, without limitation, any financial information, forecasts or projections considered by Joseph Gunnar in connection with the provision of its services.

F.	Publicity. In the event of the consummation or public announcement of any Private Placement, Joseph Gunnar shall have the right to disclose its participation in such Private Placement, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals.
G.	Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities (“blue sky”) laws. Joseph Gunnar agrees to cooperate with counsel to the Company in that regard.

PUBLIC OFFERING.
 (AA)            Term and Termination of Engagement  The term (the “Public Offering Term”) of Joseph Gunnar’s engagement in connection with the Public Offering will begin on the date of the Private Placement Closing  of at least $2 million in gross proceeds, and end on the earlier of the consummation of the Public Offering or twelve (12) months from the date of the Private Placement Closing, unless sooner terminated, provided that no such notice may be given by the Company for a period of 180 days after the date of the Private Placement Closing, except in the case of termination by the Company for cause, pursuant to the terms of this Agreement (the “Engagement Period”), to act as the Company’s exclusive financial advisor, sole book-runner, sole underwriter and sole investment banker in connection with the proposed Public Offering or any other financing.  During the Engagement Period or until the consummation of the Public Offering, and as long as Joseph Gunnar is proceeding in good faith with preparations for the Public Offering, the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any underwriter, potential underwriter, placement agent, financial advisor, investment banking firm or any other person or entity in connection with an offering of the Company’s debt or equity securities or any other financing by the Company.  The Company shall pay a $30,000 advance to Joseph Gunnar at the closing of the Private Placement (“Advance”), which shall be applied against actual out-of-pocket accountable expenses and such Advance shall be reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(f)(2)(C) in the event of the termination of the Offering.  The Public Offering will commence as soon as is practicable in the mutual opinion of the Company and Joseph Gunnar following the closing of the Private Placement.
(b)            The Public Offering will consist of the sale of approximately $* worth of common stock of the Company (“Common Stock”) (the shares of Common Stock to be sold in the Public Offering are hereinafter referred to collectively as the “Shares”). Joseph Gunnar will act as sole underwriter of the Public Offering, subject to, among other matters referred to herein and additional customary conditions, completion of Joseph Gunnar’s due diligence examination of the Company and its affiliates, and the execution of a definitive underwriting agreement between the Company and Joseph Gunnar in connection with the Public Offering (the “Underwriting Agreement”). Joseph Gunnar may: (i) with the Company’s approval (not to be unreasonably withheld, conditioned or delayed), create an underwriting syndicate for the Public Offering comprised of broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”), (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Public Offering, (iii) offer Shares to such dealers at less than the public offering price and/or (iv) offer Shares in foreign jurisdictions.
(c)            The actual size of the Public Offering, the precise number of Shares to be offered by the Company and the offering price per Share will be the subject of continuing negotiations between the Company and Joseph Gunnar and will depend upon, among other factors: (i) the capitalization of the Company at the time of the Public Offering, (ii) market and general economic conditions and changes in the prospects and/or forecasts of the Company, (iii) the preparation and Joseph Gunnar’s review of the Company’s audited financial statements, (iv) Joseph Gunnar’s determination of the Company’s pre-money valuation (based upon the information provided to Joseph Gunnar by the Company) and (v) other factors determined by Joseph Gunnar.

(d)            The Underwriting Agreement will provide that the Company will grant to Joseph Gunnar an option, exercisable within 45 days after the closing of the Public Offering (“Closing”), to acquire up to an additional 15% of the total number of Shares to be offered by the Company in the Public Offering, solely for the purpose of covering over-allotments (the “Over-allotment Shares”).
(BB)            Underwriting Fee.  The Company will pay Joseph Gunnar an underwriting discount or spread of *% of the public offering price. Joseph Gunnar will also be entitled to a non-accountable expense allowance equal to 1% of the public offering price.  As additional compensation for Joseph Gunnar’s services, the Company shall issue to Joseph Gunnar or its designees at the Closing warrants (the “Underwriter’s Warrants”) to purchase that number of shares of Common Stock equal to *% of the aggregate number of Shares sold in the Public Offering plus the number Shares underlying any warrants sold in the Public Offering.  The Underwriter’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the Public Offering, at a price per share equal to 125.0% of the public offering price per share of common stock at the Public Offering.  The Underwriter’s Warrant will provide for unlimited piggyback registration rights and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Underwriter’s Warrants shall be reduced if necessary to comply with FINRA rules or regulations. If any warrant securities are sold to investors in the Public Offering, upon exercise of such warrants by an investor (“Warrant Exercise”) the Company will pay Joseph Gunnar a fee of 5% of the gross proceeds raised from each Warrant Exercise, within five business days of each Warrant Exercise.
(CC)            Registration.  The Company will, as soon as practicable following the Private Placement Closing, prepare and file with the Securities and Exchange Commission (the “Commission”) and the appropriate state securities authorities, a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and a prospectus included therein (the “Prospectus”) covering the Shares to be sold in the Public Offering and the Over-allotment Shares. The Registration Statement (including the Prospectus therein), and all amendments and supplements thereto, will be in form reasonably satisfactory to Joseph Gunnar and counsel to Joseph Gunnar and will contain: (i) audited financial statements of the Company and such interim and other financial statements and schedules as may be required by the Act and rules and regulations of the Commission thereunder, and (ii) a description of the business of the Company and such other disclosures regarding the Company and its officers and directors as may be required by the Act and rules and regulations of the Commission thereunder.
(DD)            Lock-up.  The Registration Statement filing will include as an exhibit a proposed form of Underwriting Agreement. The final Underwriting Agreement will be in form satisfactory to the Company and Joseph Gunnar and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for registered public offerings. Without limiting the generality of the foregoing, the Underwriting Agreement will contain customary representations and warranties of the Company and will further provide, in addition to the matters addressed herein, that (i) the Company’s directors and officers and any other 5% or greater holder of outstanding shares of Common Stock as of the effective date of the Registration Statement, will enter into customary “lock-up” agreements in favor of Joseph Gunnar pursuant to which such persons and entities will agree, for a period of six (6) months from the date of the Public Offering in the case of the Company’s directors and officers and three (3) months from the date of the Public Offering in the case of any other 5% or greater holder of outstanding shares, that they will neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Joseph Gunnar’s prior written consent and (ii) each of the Company and any successors of the Company will agree, for a period of three (3) months from the Closing, that each will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (c) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

(EE)            Offering Expenses.  Concurrently with or as soon as practicable after the filing of the Registration Statement with the Commission, the Company will make all necessary state “blue sky” securities law filings with respect to the Shares to be sold in the Public Offering (including the Over-allotment Shares). The Company and Joseph Gunnar will cooperate in obtaining the necessary approvals and qualifications in such states as Joseph Gunnar deems necessary and/or desirable. It is agreed that Joseph Gunnar’s counsel will act as the Company’s “blue sky” counsel with respect to this Public Offering. The Company will be responsible for and pay all expenses relating to the Public Offering, including, without limitation, (a) all filing fees and communication expenses relating to the registration of the Shares to be sold in the Public Offering (including the Over-allotment Shares) with the Commission; (b) all filing fees associated with the review of the Public Offering by FINRA; (c) all fees and expenses relating to the listing of such Shares on The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE or the NYSE MKT and on such other stock exchanges as the Company and Joseph Gunnar together determine; (d) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $15,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of such Shares under the “blue sky” securities laws of such states and other jurisdictions as Joseph Gunnar may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel, it being agreed that such fees and expenses will be limited to: (i) if the Public Offering is commenced on either The Nasdaq Global Market, The Nasdaq Global Select Market or the NYSE, the Company will make a payment of $5,000 to such counsel at Closing or (ii) if the Offering is commenced on The Nasdaq Capital Market, the NYSE MKT or on the Over the Counter Bulletin Board, the Company will make a payment of $15,000 to such counsel upon the commencement of “blue sky” work by such counsel and an additional $5,000 at Closing); (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of such Shares under the securities laws of such foreign jurisdictions as Joseph Gunnar may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as Joseph Gunnar may reasonably deem necessary; (h) the costs and expenses of the public relations firm referred to in Paragraph 11(h) hereof; (i) the costs of preparing, printing and delivering certificates representing the Shares; (j) fees and expenses of the transfer agent for the Common Stock; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to Joseph Gunnar; (l) the costs associated with post-Closing advertising the Offering in the national editions of the Wall Street Journal and New York Times; (m) the fees and expenses of the Company’s accountants; (n) the fees and expenses of the Company’s legal counsel and other agents and representatives; (o) the fees and expenses of the Underwriter’s legal counsel not to exceed $*; (p) the $* cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the Offering; and (r) up to $* of Joseph Gunnar’s actual accountable “road show” expenses for the Public Offering.
(FF)            Road Show.  While the Commission is reviewing the Registration Statement, Joseph Gunnar may plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. The Company will pay for its own expenses, including, without limitation, the costs of recording and hosting on the Internet of the Company’s road show presentation and travel and lodging expenses associated with such trips. During the 45-day period prior to the filing of the Registration Statement with the Commission, and at all times thereafter prior and following the effectiveness of the Registration Statement, the Company and its officers, directors and related parties will abide by all rules and regulations of the Commission relating to public offerings, including, without limitation, those relating to public statements (i.e., “gun jumping”) and disclosures of material non-public information. In addition, the Company will not, without the prior written consent of Joseph Gunnar, make any offer relating to the Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act required to be filed with the Commission.

(GG)            Effectiveness.  At such time as the Company and Joseph Gunnar are mutually satisfied that it is appropriate to commence the Public Offering, the final terms of the Underwriting Agreement will be negotiated and the Company and Joseph Gunnar will request the Commission to make the Registration Statement effective.
(HH)            Public Offering Conditions.  The Public Offering will be conditioned upon, among other things, the following:

(a)            Satisfactory completion by Joseph Gunnar of its due diligence investigation and analysis of: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers and (ii) the Company’s audited historical financial statements as may be required by the Securities Act and rules and regulations of the Commission thereunder for inclusion in the Registration Statement, and approval by Joseph Gunnar’s commitment committee;
(b)        The execution by the Company and Joseph Gunnar of a definitive Underwriting Agreement containing all applicable terms and conditions provided for in this Agreement;
(c)            The Company meeting the criteria necessary for inclusion of the Common Stock on the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or the NYSE MKT and seeking and using its commercially reasonable efforts to maintain such listing for a period of at least three years after the Closing;
(d)            Neither the Company nor any of its affiliates having, either prior to the initial filing or the effective date of the Registration Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Act or the regulations thereunder with the offer and sale of the Shares pursuant to the Registration Statement;
(e)            The Company’s registration of the Common Stock under the provisions of Section 12(b) or (g), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the effective date of the Public Offering;
(f)            The Company retaining an independent certified public accounting firm, which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Registration Statement;
(g)            The Company retaining a transfer agent for the Company’s Common Stock;
(h)            The Company engaging a financial public relations firm experienced in assisting issuers in public offerings of securities and in their relations with their security holders;
and
(i)            The Company obtaining, if necessary, and maintaining a level of directors and officers liability insurance acceptable to Joseph Gunnar which includes Joseph Gunnar as a named insured party.

(II)            Enforceability.
(a)            Except as provided in Paragraphs hereof (which Paragraphs are intended to be legally binding and enforceable on and against the Company and Joseph Gunnar), this Agreement is not intended to be a binding legal document nor a legal commitment on the part of Joseph Gunnar to provide any Public Offering for the Company, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement. Until the Underwriting Agreement has been finally negotiated and signed, the Company or Joseph Gunnar may at any time terminate their further participation in the proposed Public Offering contemplated hereby and the engagement by the Company of Joseph Gunnar, and the party so terminating will have no liability to the other on account of any matters provided for herein, except as provided for in this Paragraph.
(b)            Regardless of which party elects to terminate their further participation in the proposed transactions contemplated hereby and the engagement by the Company of Joseph Gunnar, upon such termination, the Company agrees to reimburse Joseph Gunnar for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Paragraph 8 above and to reimburse Joseph Gunnar for the full amount of its actual accountable expenses incurred to such date up to a maximum of $150,000 (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement) for all such expenses (which expenses will include, but will not be limited to, all reasonable fees and disbursements of Joseph Gunnar’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by Joseph Gunnar in conducting its due diligence, including background checks of the Company’s officers and directors), less amounts, if any, previously paid to Joseph Gunnar in reimbursement for such expenses; provided, however, that Joseph Gunnar will not be entitled to any such reimbursement if: (i) Joseph Gunnar terminates Joseph Gunnar’s engagement prior to the execution of the Underwriting Agreement for other than Good Reason (as defined below) or (ii) the Company terminates Joseph Gunnar’s engagement prior to the execution of the Underwriting Agreement on account of Joseph Gunnar’s gross negligence or willful misconduct.
(c)            As used herein, the term “Good Reason” means: (i) the failure of the Company to proceed with the Offering in good faith, (ii) the gross negligence or willful misconduct of the Company, (iii) the occurrence of any domestic or international event or act or occurrence which materially disrupts, or in Joseph Gunnar’s sole opinion will, in the immediate future, materially disrupt, general securities markets in the United States, (iv) the Company will have sustained a material loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not such loss will have been insured, will, in Joseph Gunnar’s sole judgment, make it inadvisable to proceed with the Public Offering; (v) a material adverse change in the conditions or prospects of the Company which would make it, in Joseph Gunnar’s sole judgment impracticable to proceed with the Offering; or (vi) dissatisfaction of Joseph Gunnar with the results of its due diligence investigation which would make it, in Joseph Gunnar’s sole judgment, impracticable to proceed with the Public Offering.
(JJ)            Miscellaneous.  The Company represents to Joseph Gunnar that the Company has not engaged and is not working with any third party finder in connection with the Public Offering or the introduction of the Company to Joseph Gunnar and the Company agrees not to engage, work with or pay fees to any third party finder in connection with the Public Offering or the introduction of the Company to Joseph Gunnar. The Company represents and warrants to Joseph Gunnar that the entry into this Agreement or any other action of the Company in connection with the proposed Public Offering will not violate any agreement between the Company and any other underwriter. Joseph Gunnar reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion will be made by FINRA to the effect that the underwriters’ aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the underwriters by the Company may not be increased above the amounts stated herein without the written approval of the Company.

(KK)            Gun Jumping.  The Company agrees that it will not issue press releases or engage in any other publicity, without Joseph Gunnar’s prior written consent, commencing on the date hereof and continuing for a period of forty (40) days from Closing of the Public Offering, other than normal and customary releases issued in the ordinary course of the Company’s business. The Company covenants to adhere to all “gun jumping” and “quiet period” rules and regulations of the Commission prior to, during and following the filing of the Registration Statement and the consummation of the Public Offering.
(LL)            Use of Information for the Offering.  During the Engagement Period or until the Closing, the Company agrees to cooperate with Joseph Gunnar and to furnish, or cause to be furnished, to Joseph Gunnar, any and all information and data concerning the Company, and the Offering that Joseph Gunnar deems appropriate, consistent with Paragraph E. above (the “Information”). The Company will provide Joseph Gunnar reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to Joseph Gunnar that all Information: (i) contained in any preliminary or final Prospectus prepared by the Company in connection with the Public Offering, and (ii) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made.  The Company acknowledges and agrees that in rendering its services hereunder, Joseph Gunnar will be using and relying on such Information (and information available from public sources and other sources deemed reliable by Joseph Gunnar) without independent verification thereof by Joseph Gunnar or independent appraisal by Joseph Gunnar of any of the Company’s assets. The Company acknowledges and agrees that this Agreement and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants, advisors and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, Joseph Gunnar will keep strictly confidential all non-public Information concerning the Company provided to Joseph Gunnar. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Joseph Gunnar, (b) was known or became known by Joseph Gunnar prior to the Company’s disclosure thereof to Joseph Gunnar as demonstrated by the existence of its written records, (c) becomes known to Joseph Gunnar from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Joseph Gunnar.
(MM)            Right of First Refusal.  The Underwriting Agreement will provide that for a period of twenty-four (24) months from the Closing, the Company will grant to Joseph Gunnar an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at Joseph Gunnar’s sole discretion, for each and every transaction described in Paragraph D. above.
MISCELLANEOUS
(AAA)       Indemnity.

1.             In connection with the Company’s engagement of Joseph Gunnar pursuant to this Agreement, the Company hereby agrees to indemnify and hold harmless Joseph Gunnar and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Joseph Gunnar, or (B) otherwise relate to or arise out of Joseph Gunnar’s activities on the Company’s behalf under Joseph Gunnar’s engagement, and the Company shall reimburse any Indemnified person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.  The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim.  The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Joseph Gunnar except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

2.            The Company further agrees that it will not, without the prior written consent of Joseph Gunnar, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.
3.            Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses.  If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel.  In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.  In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.
4.          The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Joseph Gunnar is the Indemnified Person), the Company and Joseph Gunnar shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Joseph Gunnar on the other, in connection with Joseph Gunnar’s engagement referred to above, subject to the limitation that in no event shall the amount of Joseph Gunnar’s contribution to such Claim exceed the amount of fees actually received by Joseph Gunnar from the Company pursuant to Joseph Gunnar’s engagement.  The Company hereby agrees that the relative benefits to the Company, on the one hand, and Joseph Gunnar on the other, with respect to Joseph Gunnar’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Private Placement (whether or not consummated) and the Offering (whether or not consummated) for which Joseph Gunnar is engaged to render services bears to (b) the fee paid or proposed to be paid to Joseph Gunnar in connection with such engagement.
5.           The Company’s indemnity, reimbursement and contribution obligations under his Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

(BBB)       Limitation of Engagement to the Company.  The Company acknowledges that Joseph Gunnar has been retained only by the Company, that Joseph Gunnar is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Joseph Gunnar is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Joseph Gunnar or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), employees or agents.  Unless otherwise expressly agreed in writing by Joseph Gunnar, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Joseph Gunnar, and no one other than the Company is intended to be a beneficiary of this Agreement.  The Company acknowledges that any recommendation or advice, written or oral, given by Joseph Gunnar to the Company in connection with Joseph Gunnar’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Private Placement and Public Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.  Joseph Gunnar shall not have the authority to make any commitment binding on the company.  The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Joseph Gunnar.  The Company agrees that it will perform and comply with the covenants and other obligations set forth in the and transaction documents between the Company and the investors in the Private Placement and the Public Offering, and that Joseph Gunnar will be entitled to rely on the representation, warranties, agreements and covenants of the Company contained in such transaction documents as if such representations, warranties, agreements and covenants were made directly to Joseph Gunnar by the Company.
(CCC)       Limitation of Joseph Gunnar’s Liability to the Company.  Joseph Gunnar and the Company further agree that neither Joseph Gunnar nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Joseph Gunnar and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Joseph Gunnar.
(DDD)       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.  Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York.  The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York.  The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York.  In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees.  Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Joseph Gunnar and the Company.

(EEE)       Notices.  All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or email, if sent to Joseph Gunnar, to the address set forth on the first page hereof, or email address elord@JGunnar.com, Attention: Eric Lord.  Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt , and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.
(FFF)       Miscellaneous.  The Company represents that it is free to enter into this Agreement and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder Joseph Gunnar’s efforts hereunder.  This Agreement shall not be modified or amended except in writing signed by Joseph Gunnar and the Company.  This agreement shall be binding upon and inure to the benefit of Joseph Gunnar and the Company and their respective assigns, successors, and legal representatives.  This Agreement constitutes the entire agreement of Joseph Gunnar and the Company, and supersedes any prior agreements, with respect to the subject matter hereof.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.  This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In acknowledgment that the foregoing correctly sets forth the understanding reached by Joseph Gunnar and the Company, please sign and return to us one copy of this Agreement together whereupon this letter shall constitute a binding Agreement pursuant to its terms, as of the date indicated above.

Yours truly,

JOSEPH GUNNAR & CO., LLC

By: __________________________
Name:
Title:

Accepted and agreed to as of
the date first written above:

FRESH HEALTHY VENDING INTERNATIONAL, INC.

By: ___________________________
      Name:
       Title:

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